UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	January 26, 2006

NBOG Bancorporation, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

001-16413	58-2554464
(Commission File Number)	(IRS Employer Identification No.)

807 Dorsey Street, Gainesville, Georgia	30501
(Address of Principal Executive Offices)	(Zip Code)

(770) 297-8060

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Pursuant to the terms of a formal agreement with the Office of the Comptroller of the Currency (the “OCC”), dated August 18, 2004, the Company had committed to undertake certain actions, including the maintenance of specified capital levels, retention of senior management and the formulation of strategic and capital plans. Following discussions with the OCC, on January 26, 2006, the Board passed a resolution to identify, and enter into an agreement with, a strategic partner who would either purchase the entire institution or a significant interest in the institution, and the OCC has agreed to a ninety day waiver of certain commitments contained in the formal agreement, namely the appointment of a President and Senior Lender, the development of a three-year capital plan, and the development of a strategic plan.

In connection with this decision, the Board has engaged the investment banking firm of Stevens & Company to assist the Board in identifying and selecting a strategic partner. The Company requests that all inquiries be directed through Mr. Charles Stevens at (706) 882-7628 or via e-mail at rcsmerger@aol.com.

At this time, the Company’s public offering is continuing, but the Company will not accept any further subscription agreements pending disclosure of the Company’s strategic partner, if any. At such time, the Company may also determine not to accept any subscription agreements.

Item 8.01.	Other Events.

The Company has contracted with Jeffery W. Johnson to serve as acting Senior Lender of The National Bank of Gainesville until a strategic partner is identified. The Company is paying Mr. Johnson $125 an hour for his services. Mr. Johnson previously served as President and Chief Executive Officer of First National Bank of Coffee County in Douglas, Georgia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NBOG BANCORPORATION, INC.

Dated: February 1, 2006.
	By:	/s/ W. Bryan Hendrix
	Name:	W. Bryan Hendrix
	Title:	Chief Financial Officer